Wyoming Secretary of State
Herschler Building East, Suite 101
122 W 25th Street
Cheyenne, WY 82002-0020
Ph. 307.777.7311
Email: Business@wyo.gov

WY Secretary of State
FILED: 09/13/2024 02:31 PM
Original ID: 2020-000910520
Amendment ID: 2024-005288571

Profit Corporation
Articles of Amendment

1. Corporation name:
(Name must match exactly to the Secretary of State's records.)

Fast Casual Concepts, INC.

2. Article number(s) 10 and 11 is amended as follows:
***See checklist below for article number information.**

750,000,000 common shares remain authourized with a par value of .001 10,000,000 Preferred series A shares remain authorized. Preferred Series A shares with a par value of .001 with each Series A share controlling 10 votes 10,000,000 Preferred Series B shares remain authorized with a par value of .001 Upon filing and effectiveness (the "Effective Time"), and pursuant to the Wyoming Business Corporation Act, as amended, FAST CASUAL CONCEPTS, INC. (the "Company"), effectuates that each four (4) shares of the Companys common stock, par value $0.001 per share ("Common Stock") shall be combined into one (1) validly issued, fully paid and non-assessable share of Common Stock without any further action by the Company or the holder thereof (the "Reverse Stock Split"). The authorized shares of Common Stock shall not be reduced or otherwise affected by the Reverse Stock Split or this Amendment, and neither the Reverse Stock Split nor this Amendment will affect the per share par value of the Company's Common Stock, which will remain at $0.001 per share.

3. If the amendment provides for an exchange, reclassification, or cancellation of issued shares, provisions for implementing the amendment if not contained in the amendment itself which may be made upon facts objectively ascertainable outside the articles of amendment.

4. The amendment was adopted on 8/19/2024 .
(Date – mm/dd/yyyy)

PM 1 2 3 4 5 6 7 8 9 10 11 12 AM
Received
SEP 13 2024
Secretary of State
Wyoming
AM 1 2 3 4 5 6 7 8 9 10 11 12 PM

5. Approval of the amendment: *(Please check **only one** appropriate field to indicate the party approving the amendment.)*

☐ **Shares were *not* issued** and the board of directors or incorporators have adopted the amendment.

OR

☐ **Shares were issued** and the board of directors have adopted the amendment *without shareholder approval*, in compliance with W.S. 17-16-1005.

OR

☑ **Shares were issued** and the board of directors have adopted the amendment *with shareholder approval*, in compliance with W.S. 17-16-1003.

Signature: G Athanasiadis **Date:** 8/19/2024 *(mm/dd/yyyy)*

(May be executed by Chairman of Board, President or another of its officers.)

Print Name: George Athanasiadis

Title: CEO/Director

Contact Person: George Athanasiadis

Daytime Phone Number: 727-692-3348

Email: george@fastcasualconceptsinc.com

*(**An email address is required.** Email(s) provided will receive important reminders, notices and filing evidence.)*

Checklist

- ☐ ***Filing Fee: $60.00*** Make check or money order payable to Wyoming Secretary of State.
- ☐ **Processing time is up to 15 business days** following the date of receipt in our office.
- ☐ *Refer to original articles of incorporation to determine the specific article number being amended or use the next number in sequence if you are adding an article. ***Article number(s) is not the same as the filing ID number.***
- ☐ Please mail with payment to the address at the top of this form. **This form cannot be accepted via email.**
- ☐ Please review the form prior to submission. **The Secretary of State's Office is unable to process incomplete forms.**